EXHIBIT 3.1

                    RESTATED ARTICLES OF INCORPORATION
                                    OF
                              AUTOZONE, INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned Corporation adopts the following Restated Articles of Incorporation:


                                 ARTICLE I
                                   NAME

     The name of the corporation shall be AutoZone, Inc.


                                ARTICLE II
                               CAPITAL STOCK

     Section 1. AUTHORIZED SHARES. The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred One Million (201,000,000) shares consisting of Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share and One Million (1,000,000) shares of preferred stock, $0.01 par value.

     Section 2.  CONSIDERATION FOR SHARES.  The common stock authorized by
Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

     Section 3.  ASSESSMENT OF STOCK.  The capital stock of this
Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

     Section 4. ISSUANCE AND RIGHTS OF PREFERRED SHARES. The shares of preferred stock may be issued and reissued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preference, and any other rights, preferences, privileges, attributes or other matters which may be reserved to the Board of Directors by law, of any wholly-unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof; and to increase the number of shares of any series at any time. In case the outstanding shares of any series shall be reacquired or shall not be issued, such shares may be designated or redesignated and altered, and issued or reissued, hereunder, by action of the Board of Directors.

     Section 5. CUMULATIVE VOTING FOR DIRECTORS. No stockholder of the Corporation shall be entitled to cumulative voting of his or her shares for election of director.

     Section 6. PREEMPTIVE RIGHTS. No stockholder of the Corporation shall have any preemptive rights.


                                ARTICLE III
                          DIRECTORS AND OFFICERS

     Section 1. NUMBER OF DIRECTORS. The members of the governing board of the Corporation are styled as directors. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

     Section 2. LIMITATION OF PERSONAL LIABILITY. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the Corporation for:

     (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

     (b) the payment of distributions in violation of Nevada Revised Statutes 78.300.

     Section 3.  REPEAL AND CONFLICTS.  Any repeal or modification of
Section 2 above approved by the stockholders of the Corporation shall be prospective only. In the event of any conflict between Section 2 of this Article and any other Article of the Corporation's Articles of Incorporation, the terms and provisions of this Article shall control.


                                ARTICLE IV
                                  BY-LAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-Laws of the Corporation.


                                 ARTICLE V
                                 ARTICLES

     The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.